Exhibit 99.1

SYSCO REPORTS THIRD QUARTER EARNINGS

HOUSTON, May 7, 2018 - Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week third fiscal quarter ended March 31, 2018.

Third Quarter Fiscal 2018 Highlights

•	Sales increased 6.1% to $14.3 billion

•	Gross profit increased 5.6% to $2.7 billion; gross margin decreased 9 basis points to 18.65%

•	Operating income increased 11.5% to $486 million; adjusted operating income increased 7.1% to $536 million

•	Earnings Per Share¹ (EPS) increased $0.19 to $0.63; adjusted EPS increased $0.16 to $0.67

First 39 Weeks of Fiscal 2018 Highlights

•	Sales increased 6.0% to $43.4 billion

•	Gross profit increased 4.8% to $8.2 billion; gross margin decreased 23 basis points to 18.82%

•	Operating income increased 9.8% to $1.6 billion; adjusted operating income increased 5.5% to $1.8 billion

•	Earnings Per Share¹ (EPS) increased $0.33 to $1.85; adjusted EPS increased $0.43 to $2.19

“We had a solid quarter, driven by strong top-line results that translated into healthy gross profit dollar growth,” said Tom Bené, Sysco’s president and chief executive officer. “Despite some ongoing cost challenges, we remain on target to deliver on our current three-year plan.”

¹Earnings Per Share (EPS) are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include restructuring, acquisition-related costs, loss on debt extinguishment, tax benefits from a retirement plan contribution and certain impacts of tax law changes. Reconciliations of all non-GAAP measures are included in this release.

Third Quarter Fiscal 2018 Results

U.S. Foodservice Operations

Sales for the third quarter were $9.7 billion, an increase of 5.1% compared to the same period last year. Local case volume within U.S. Broadline operations grew 2.6% for the third quarter, of which 1.8% was organic and total case volume grew 2.4%, of which 1.7% was organic.

Gross profit increased 4.1% to $1.9 billion and gross margin decreased 19 basis points to 19.70% compared to the prior year period. Food cost inflation was 2.6% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the meat, dairy and produce categories.

Operating expenses increased $69 million, or 6.0%, compared to the same period last year. Adjusted operating expenses increased $68 million, or 5.9%, due mainly to increased supply chain and selling expenses.

Operating income was $695 million, an increase of $6 million, or 0.9%, compared to the same period last year. Adjusted operating income was $697 million, an increase of $8 million, or 1.2% compared to the prior year period.

International Foodservice Operations

Sales for the third quarter were $2.8 billion, an increase of 10.7% compared to the same period last year.

Gross profit increased 12.9% to $583 million, and gross margin increased 40 basis points to 20.84%, compared to the prior year period.

Operating expenses increased $63 million, or 12.6%, compared to the same period last year. Adjusted operating expenses increased $62 million, or 13.0% compared to the prior year period, due mainly to investments in transformation and integration expenses.

Operating income was $19 million, an increase of $3 million, or 20.2%, compared to the same period last year. Adjusted operating income was $45 million, an increase of $5 million, or 11.6% compared to the prior year period.

First 39 Weeks of Fiscal 2018 Results

U.S. Foodservice Operations

Sales for the first 39 weeks of fiscal 2018 were $29.2 billion, an increase of 5.2% compared to the same period last year. Local case volume within U.S. Broadline operations grew 3.3% for the first 39 weeks of fiscal 2018, of which 2.8% was organic, and total case volume grew 2.0%, of which 1.6% was organic.

Gross profit increased 4.3% to $5.8 billion; and gross margin decreased 16 basis points to 19.89%. Food cost inflation was 3.2% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the meat, dairy and produce categories.

Operating expenses increased $174.1 million, or 5.0%, compared to the same period last year. Adjusted operating expenses increased $172.9 million, or 5.0%, driven primarily by an increase in selling and supply chain expenses.

Operating income was $2.2 billion, an increase of $66.9 million, or 3.2%, compared to the same period last year. Adjusted operating income was $2.2 billion, an increase of $68.2 million, or 3.2% compared to the prior year period.

International Foodservice Operations

Sales for the first 39 weeks of fiscal 2018 were $8.6 billion, an increase of 8.7% compared to the same period last year.

Gross profit increased 6.3% to $1.8 billion, and gross margin decreased 48 basis points to 20.98% compared to the prior year period.

Operating expenses increased $139 million, or 9.2%, compared to the same period last year. Adjusted operating expenses increased $142 million, or 9.9% compared to the prior year period, due mainly to investments in transformation and integration expenses.

Operating income was $148 million, a decrease of $32 million compared to the same period last year. Adjusted operating income was $218 million, a decrease of $36 million, or 14.1%, compared to the same period last year.

Impact of Tax Benefits

During the quarter, the tax rate was 9.5% due to various benefits. As a result of this rate, earnings per share growth of 43.2% exceeded operating income growth of 11.5%. These tax benefits included a benefit from a contribution of $330 million to de-risk and fund our defined-benefit retirement plan, which was deductible using fiscal 2017 tax rates, tax benefits from stock option exercises and additional tax credits.

Capital Spending and Cash Flow

Cash flow from operations was $1.1 billion for the first 39 weeks of fiscal 2018, which was $42 million higher compared to the same period last year. Free cash flow for the first 39 weeks of fiscal 2018 was $768 million, which was $81 million higher compared to the same period last year. The significant improvements in both cash flow from operations and free cash flow are largely driven by reduced cash taxes that were paid and increased earnings, partially offset by a contribution to our defined-benefit retirement plan.

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $356 million for the first 39 weeks of fiscal 2018, which was $39 million lower compared to the same period last year.

Conference Call & Webcast

Sysco will host a conference call to review the Company’s third quarter fiscal 2018 financial results on Monday, May 7, 2018, at 10:00 a.m. Eastern. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:

	13-Week Period Ended		39-Week Period Ended
Financial Comparison:	March 31, 2018	Change	March 31, 2018	Change
Sales	$14.3 billion	6.1%	$43.4 billion	6.0%
Gross profit	$2.7 billion	5.6%	$8.2 billion	4.8%
Gross Margin	18.65%	-9 bps	18.82%	-23 bps
GAAP:
Operating expenses	$2.2 billion	4.4%	$6.5 billion	3.6%
Certain Items	$49.8 million	-22.5%	$135.8 million	-28.4%
Operating Income	$485.9 million	11.5%	$1.6 billion	9.8%
Operating Margin	3.39%	16 bps	3.78%	13 bps
Net Earnings	$330.1 million	38.5%	$981.8 million	17.3%
Diluted Earnings Per Share	$0.63	43.2%	$1.85	21.7%
Non-GAAP (1):
Operating Expenses	$2.1 billion	5.2%	$6.4 billion	4.6%
Operating Income	$535.8 million	7.1%	$1.8 billion	5.5%
Operating Margin	3.73%	3 bps	4.09%	-2 bps
Net Earnings	$355.6 million	28.9%	$1.2 billion	19.7%
Diluted Earnings Per Share	$0.67	31.4%	$2.19	24.4%
Case Growth:
U.S. Broadline	2.4%		2.0%
Local	2.6%		3.3%
Sysco Brand Sales as a % of Cases:
U.S. Broadline	37.38%	31 bps	37.71%	36 bps
Local	45.87%	62 bps	45.97%	55 bps

Note:

(1)	A reconciliation of non-GAAP measures is included in this release.

Individual components in the table above may not sum to the totals due to the rounding.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With over 65,000 associates, the company operates approximately 300 distribution facilities worldwide and serves more than 500,000 customer locations. For fiscal 2017 that ended July 1, 2017, the company generated sales of more than $55 billion.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this news release or in our earnings call for the third quarter of fiscal 2018 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include: our expectations regarding our strategic investments across our business, including, but not limited to, our supply chain transformation in Europe, our investments in our selling organization, including marketing associates in the U.S., and the impact of such investments on our local sales, and investments in our technology, including, but not limited to, enhancements to the ordering process; our expectations regarding the success of Sysco France; our expectations regarding customer loyalty and local customer case growth; our expectations regarding the rise of restaurant sales; our expectations regarding local customer growth and our customers’ experience; statements regarding the execution of our strategic priorities and satisfaction of our customers’ needs; statements regarding product inflation and other economic trends in the United States and abroad; statements regarding the execution of our long-term plans, including investments in necessary capability across the International business and leveraging our position as a platform for future growth; expectations regarding the trajectory of our top line growth; our expectations regarding future performance and growth, including cash flow performance and free cash flow; expectations regarding adjusted operating leverage for the fourth quarter of fiscal 2018; expectations regarding gross profit growth for the fourth quarter of fiscal 2018; our expectations regarding our effective tax rate, our accounting for the income tax effects of the Tax Act and the positive impact of the Tax Act generally, including on our cash savings and our use thereof, and on our three-year financial plan earnings targets; our expectations with respect to achieving our three-year financial targets through fiscal 2018 and our new three-year financial targets through fiscal 2020; the negative impact of inbound freight challenges on our gross profit dollars; statements regarding Sysco brand growth, including growing product breadth, revitalization efforts and new products from our Cutting Edge Solutions process; expectations regarding lower than anticipated capital expenditures; and expectations regarding our earnings per share for fiscal 2018 and 2019. The success of our plans and expectations regarding our operating performance, including expectations regarding our three-year financial objectives, are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may decline. Our ability to meet our long-term strategic objectives depends largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, including the impact of Brexit, and such expansion efforts, including our Brakes acquisition, may not be successful. Any business that we acquire, including the Brakes transaction, may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. The Brakes Group acquisition will require a significant commitment of time and company resources, and realizing the anticipated benefits from the transaction may take longer than expected. Expectations regarding the financial statement impact of any acquisitions may change based on management’s subjective evaluation. Meeting our dividend target objectives depends on our level of earnings, available cash and the success of our various strategic initiatives. For a discussion of additional factors impacting Sysco’s business, see the company’s Annual Report on Form 10-K for the year ended July 1, 2017, as filed with the SEC, and the company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements, except as required by applicable law.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		39-Week Period Ended
	Mar. 31, 2018	Apr. 1, 2017	Mar. 31, 2018	Apr. 1, 2017
Sales	$14,349,504	$13,524,172	$43,411,418	$40,950,094
Cost of sales	11,673,876	10,990,037	35,242,736	33,152,177

Gross profit	2,675,628	2,534,135	8,168,682	7,797,917
Operating expenses	2,189,695	2,098,173	6,527,375	6,302,705

Operating income	485,933	435,962	1,641,307	1,495,212
Interest expense	136,145	81,004	303,015	226,858
Other expense (income), net	(15,096)	(4,815)	(24,776)	(14,351)

Earnings before income taxes	364,884	359,773	1,363,068	1,282,705
Income taxes	34,799	121,495	381,230	445,373

Net earnings	$330,085	$238,278	$981,838	$837,332

Net earnings:
Basic earnings per share	$0.63	$0.44	$1.88	$1.53
Diluted earnings per share	0.63	0.44	1.85	1.52
Average shares outstanding	521,832,671	539,291,561	523,468,845	546,619,776
Diluted shares outstanding	527,990,563	544,068,915	529,434,527	551,797,431
Dividends declared per common share	$0.36	$0.33	$1.05	$0.97

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	March 31, 2018	July 1, 2017	April 1, 2017
ASSETS
Current assets
Cash and cash equivalents	$901,551	$869,502	$855,133
Accounts and notes receivable, less allowances of $65,647, $31,059, and $56,525	4,227,743	4,012,393	4,282,038
Inventories, net	3,259,771	2,995,598	2,944,327
Prepaid expenses and other current assets	231,064	139,185	139,298
Income tax receivable	95,742	16,760	104,765

Total current assets	8,715,871	8,033,438	8,325,561
Plant and equipment at cost, less depreciation	4,392,158	4,377,302	4,271,707
Other Long-term assets
Goodwill	4,066,186	3,916,128	3,767,906
Intangibles, less amortization	1,056,068	1,037,511	1,085,946
Deferred income taxes	4,289	142,472	190,145
Other assets	394,570	249,804	279,635

Total other long-term assets	5,521,113	5,345,915	5,323,632

Total assets	$18,629,142	$17,756,655	$17,920,900

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$6,606	$3,938	$24,676
Accounts payable	4,235,856	3,971,112	3,849,670
Accrued expenses	1,515,682	1,576,221	1,328,773
Accrued income taxes	—	14,540	—
Current maturities of long-term debt	288,055	530,075	526,691

Total current liabilities	6,046,199	6,095,886	5,729,810
Long-term liabilities
Long-term debt	8,835,156	7,660,877	8,026,617
Deferred income taxes	161,193	161,715	185,178
Other long-term liabilities	1,199,472	1,373,822	1,568,523

Total long-term liabilities	10,195,821	9,196,414	9,780,318
Commitments and contingencies
Noncontrolling interests	35,909	82,839	80,244
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	1,357,399	1,327,366	1,307,914
Retained earnings	9,850,739	9,447,755	9,317,377
Accumulated other comprehensive loss	(1,075,484)	(1,262,737)	(1,505,437)
Treasury stock at cost, 244,419,011, 235,135,699 and 229,075,540 shares	(8,546,616)	(7,896,043)	(7,554,501)

Total shareholders’ equity	2,351,213	2,381,516	2,330,528

Total liabilities and shareholders’ equity	$18,629,142	$17,756,655	$17,920,900

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	39-Week Period Ended
	March 31, 2018	April 1, 2017
Cash flows from operating activities:
Net earnings	$981,838	$837,332
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	72,742	65,560
Depreciation and amortization	563,732	667,275
Amortization of debt issuance and other debt-related costs	21,095	25,156
Loss on extinguishment of debt	53,104	—
Deferred income taxes	142,242	(40,286)
Provision for losses on receivables	32,387	19,255
Other non-cash items	3,325	(338)
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(157,355)	(292,530)
(Increase) in inventories	(202,779)	(80,660)
(Increase) decrease in prepaid expenses and other current assets	(27,301)	5,827
Increase in accounts payable	111,888	318,760
(Decrease) in accrued expenses	(65,993)	(229,925)
(Decrease) in accrued income taxes	(100,131)	(182,089)
(Increase) in other assets	(46,671)	(42,669)
(Decrease) increase in other long-term liabilities	(257,936)	11,756

Net cash provided by operating activities	1,124,187	1,082,424

Cash flows from investing activities:
Additions to plant and equipment	(372,612)	(413,776)
Proceeds from sales of plant and equipment	16,910	19,091
Acquisition of businesses, net of cash acquired	(203,608)	(2,910,461)

Net cash (used for) investing activities	(559,310)	(3,305,146)

Cash flows from financing activities:
Bank and commercial paper borrowings, net	638,300	1,286,452
Other debt borrowings	1,005,490	2,010
Other debt repayments	(538,967)	(146,780)
Tender and redemption premiums for senior notes	(281,762)	—
Debt issuance costs	(7,081)	(5,094)
Proceeds from stock option exercises	238,392	175,332
Cash paid for shares withheld to cover taxes	(20,664)	(23,652)
Treasury stock purchases	(910,966)	(1,531,074)
Dividends paid	(534,741)	(521,806)

Net cash (used for) financing activities	(411,999)	(764,612)

Effect of exchange rates on cash, cash equivalents and restricted cash	24,745	(76,833)

Net increase (decrease) in cash, cash equivalents and restricted cash (1)	177,623	(3,064,167)
Cash, cash equivalents and restricted cash at beginning of period	869,502	3,919,300

Cash, cash equivalents and restricted cash at end of period (1)	$1,047,125	$855,133

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$226,882	$263,421
Income taxes	218,059	673,076

(1)	Change includes restricted cash included within other assets in the Consolidated Balance Sheet.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

Sysco’s results of operations for fiscal 2018 and 2017 are impacted by restructuring costs consisting of: (1) expenses associated with our revised business technology strategy announced in fiscal 2016, as a result of which we incurred costs to convert to a modernized version of our established platform as opposed to completing the implementation of an ERP; (2) professional fees related to our three-year strategic plan; (3) restructuring expenses within our Brakes Group operations; and (4) severance charges related to restructuring. In addition, fiscal 2018 results of operations are impacted by business technology transformation initiative costs, facility closure charges, multiemployer pension (MEPP) withdrawal charges and debt extinguishment charges. Our results of operations for fiscal 2018 and 2017 are also impacted by the following acquisition-related items: (1) intangible amortization expense and (2) integration costs. All acquisition-related costs in fiscal 2018 and 2017 that have been excluded relate to the Brakes acquisition. The Brakes acquisition also resulted in non-recurring tax expense in fiscal 2017, primarily from non-deductible transaction costs. Sysco’s results of operations for fiscal 2018 are also impacted by reform measures from the Tax Act enacted on December 22, 2017. The impact for fiscal 2018 includes: (1) a provisional estimate of a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries, (2) a net benefit from remeasuring Sysco’s accrued income taxes, deferred tax liabilities and deferred tax assets due to the changes in tax rates and (3) a benefit from contributions made to fund Sysco’s tax-qualified United States (U.S.) pension plan (the Plan). These fiscal 2018 and fiscal 2017 items are collectively referred to as “Certain Items.”

Management believes that adjusting its operating expenses, operating income, interest expense, net earnings and diluted earnings per share to remove these Certain Items, provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations, facilitating comparisons on a year-over-year basis and (2) removes those items that are difficult to predict and are often unanticipated and that, as a result, are difficult to include in analysts’ financial models and our investors’ expectations with any degree of specificity.

Although Sysco has a history of growth through acquisitions, the Brakes Group is significantly larger than the companies historically acquired by Sysco, with a proportionately greater impact on Sysco’s consolidated financial statements. Accordingly, Sysco is excluding from its non-GAAP financial measures for the relevant period solely those acquisition costs specific to the Brakes acquisition. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal 2018 and fiscal 2017.

Set forth below is a reconciliation of sales, operating expenses, operating income, interest expense, net earnings and diluted earnings per share to adjusted results for these measures for the periods presented. Individual components of diluted earnings per share may not add to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Mar. 31, 2018	13-Week Period Ended Apr. 1, 2017	Period Change in Dollars	Period % Change
Operating expenses (GAAP)	$2,189,695	$2,098,173	$91,522	4.4%
Impact of MEPP charge	(1,700)	—	(1,700)	NM
Impact of restructuring costs (1)	(22,781)	(40,064)	17,283	-43.1
Impact of acquisition-related costs (2)	(25,361)	(24,273)	(1,088)	4.5

Operating expenses adjusted for certain items (Non-GAAP)	$2,139,853	$2,033,836	$106,017	5.2%

Operating income (GAAP)	$485,933	$435,962	$49,971	11.5%
Impact of MEPP charge	1,700	—	1,700	NM
Impact of restructuring costs (1)	22,781	40,064	(17,283)	-43.1
Impact of acquisition-related costs (2)	25,361	24,273	1,088	4.5

Operating income adjusted for certain items (Non-GAAP)	$535,775	$500,299	$35,476	7.1%

Interest expense (GAAP)	$136,145	$81,004	$55,141	68.1%
Impact of loss on extinguishment of debt	(53,104)	—	(53,104)	NM

Interest expense adjusted for certain items (Non-GAAP)	$83,041	$81,004	$2,037	2.5%

Net earnings (GAAP)	$330,085	$238,278	$91,807	38.5%
Impact of MEPP charge	1,700	—	1,700	NM
Impact of restructuring costs (1)	22,781	40,064	(17,283)	-43.1
Impact of acquisition-related costs (2)	25,361	24,273	1,088	4.5
Impact of loss on extinguishment of debt	53,104	—	53,104	NM
Tax impact of MEPP charge	(585)	—	(585)	NM
Tax impact of restructuring costs (3)	(7,571)	(17,524)	9,953	-56.8
Tax impact of acquisition-related costs (3)	(6,633)	(9,229)	2,596	-28.1
Tax impact of loss on extinguishment of debt	(18,225)	—	(18,225)	NM
Tax impact of retirement plan contribution	(44,424)	—	(44,424)	NM

Net earnings adjusted for certain items (Non-GAAP)	355,593	275,862	79,731	28.9

Diluted earnings per share (GAAP)	$0.63	$0.44	$0.19	43.2%
Impact of restructuring costs (1)	0.04	0.07	(0.03)	-42.9
Impact of acquisition-related costs (2)	0.05	0.04	0.01	25.0
Impact of loss on extinguishment of debt	0.10	—	0.10	NM
Tax impact of restructuring costs (3)	(0.01)	(0.03)	0.02	-66.7
Tax impact of acquisition-related costs (3)	(0.01)	(0.02)	0.01	-50.0
Tax impact of loss on extinguishment of debt	(0.03)	—	(0.03)	NM
Tax impact of retirement plan contribution	(0.08)	—	(0.08)	NM

Diluted EPS adjusted for certain items (Non-GAAP) (4)	$0.67	$0.51	$0.16	31.4%
Diluted shares outstanding	527,990,563	544,068,915

(1)	Fiscal 2018 includes business technology transformation initiative costs, professional fees on three-year financial objectives, restructuring expenses within our Brakes operations, costs to convert to legacy systems in conjunction with our revised business technology strategy, severance charges related to restructuring, and facility closure charges. Fiscal 2017 includes $28 million in accelerated depreciation associated with our revised business technology strategy and $12 million related to restructuring expenses within our Brakes operations, costs to convert to legacy systems in conjunction with our revised business technology strategy, severance charges related to restructuring and professional fees on three-year financial objectives.
(2)	Fiscal 2018 and fiscal 2017 each include $20 million and $19 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes, and $4 million and $7 million, respectively, in integration costs.
(3)	The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred. The Brakes Acquisition also resulted in non-recurring tax expense in fiscal 2017, primarily from non-deductible transaction costs.
(4)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represent that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	39-Week Period Ended Mar. 31, 2018	39-Week Period Ended Apr. 1, 2017	Period Change in Dollars	Period % Change
Operating expenses (GAAP)	$6,527,375	$6,302,705	$224,670	3.6%
Impact of MEPP charge	(1,700)	—	(1,700)	NM
Impact of restructuring costs (1)	(63,211)	(118,438)	55,227	-46.6
Impact of acquisition-related costs (2)	(70,906)	(71,352)	446	-0.6

Operating expenses adjusted for certain items (Non-GAAP)	$6,391,558	$6,112,915	$278,643	4.6%

Operating income (GAAP)	$1,641,307	$1,495,212	$146,095	9.8%
Impact of MEPP charge	1,700	—	1,700	NM
Impact of restructuring costs (1)	63,211	118,438	(55,227)	-46.6
Impact of acquisition-related costs (2)	70,906	71,352	(446)	-0.6

Operating income adjusted for certain items (Non-GAAP)	$1,777,124	$1,685,002	$92,122	5.5%

Interest expense (GAAP)	$303,015	$226,858	$76,157	33.6%
Impact of loss on extinguishment of debt	(53,104)	—	(53,104)	NM

Interest expense adjusted for certain items (Non-GAAP)	$249,911	$226,858	$23,053	10.2%

Net earnings (GAAP)	$981,838	$837,332	$144,506	17.3%
Impact of MEPP charge	1,700	—	1,700	NM
Impact of restructuring costs (1)	63,211	118,438	(55,227)	-46.6
Impact of acquisition-related costs (2)	70,906	71,352	(446)	-0.6
Impact of loss on extinguishment of debt	53,104	—	53,104	NM
Tax impact of MEPP charge	(582)	—	(582)	NM
Tax impact of restructuring costs (3)	(20,170)	(36,840)	16,670	-45.2
Tax impact of acquisition-related costs (3)	(17,778)	(19,515)	1,737	-8.9
Tax impact of loss on extinguishment of debt	(18,225)	—	(18,225)	NM
Impact of US transition tax	115,000	—	115,000	NM
Impact of US balance sheet remeasurement from tax law change	(14,477)	—	(14,477)	NM
Impact of France and U.K. tax law changes	(8,137)	—	(8,137)	NM
Tax impact of retirement plan contribution	(44,424)	—	(44,424)	NM

Net earnings adjusted for certain items (Non-GAAP)	$1,161,966	$970,767	$191,199	19.7%

Diluted earnings per share (GAAP)	$1.85	$1.52	$0.33	21.7%
Impact of restructuring costs (1)	0.12	0.21	(0.09)	-42.9
Impact of acquisition-related costs (2)	0.13	0.13	—	NM
Impact of loss on extinguishment of debt	0.10	—	0.10	NM
Tax impact of restructuring costs (3)	(0.04)	(0.07)	0.03	-42.9
Tax impact of acquisition-related costs (3)	(0.03)	(0.04)	0.01	-25.0
Tax impact of loss on extinguishment of debt	(0.03)	—	(0.03)	NM
Impact of US transition tax	0.22	—	0.22	NM
Impact of US balance sheet remeasurement from tax law change	(0.03)	—	(0.03)	NM
Impact of France and U.K. tax law changes	(0.02)	—	(0.02)	NM
Tax impact of retirement plan contribution	(0.08)	—	(0.08)	NM

Diluted EPS adjusted for certain items (Non-GAAP) (4)	$2.19	$1.76	$0.43	24.4%

Diluted shares outstanding	529,434,527	551,797,431

(1)	Fiscal 2018 includes business technology transformation initiative costs, professional fees on three-year financial objectives, restructuring expenses within our Brakes operations, costs to convert to legacy systems in conjunction with our revised business technology strategy, severance charges related to restructuring, and facility closure charges. Fiscal 2017 includes $84 million in accelerated depreciation associated with our revised business technology strategy and $35 million related to professional fees on 3-year financial objectives, restructuring expenses within our Brakes operations, costs to convert to legacy systems in conjunction with our revised business technology strategy and severance charges.
(2)	Fiscal 2018 and fiscal 2017 include $51 million and $57 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes, and $14 million and $15 million in integration costs, respectively.
(3)	The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred. The Brakes Acquisition also resulted in non-recurring tax expense in fiscal 2017, primarily from non-deductible transaction costs.
(4)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represent that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Mar. 31, 2018	13-Week Period Ended Apr. 1, 2017	Period Change in Dollars	Period %/bps Change
U.S. FOODSERVICE OPERATIONS
Sales	$9,704,495	$9,233,048	$471,447	5.1%
Gross Profit	1,911,704	1,836,226	75,478	4.1%
Gross Margin	19.70%	19.89%		-19 bps
Operating expenses	$1,216,240	$1,147,016	$69,224	6.0%
Impact of MEPP charge	(1,700)	—	(1,700)	NM

Operating expenses adjusted for certain items (Non-GAAP)	$1,214,540	$1,147,016	$67,524	5.9%

Operating income	695,464	689,210	6,254	0.9%
Impact of MEPP charge	1,700	—	1,700	NM

Operating income adjusted for certain items (Non-GAAP)	$697,164	$689,210	$7,954	1.2%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales	$2,799,251	$2,528,485	$270,766	10.7%
Gross Profit	583,226	516,748	66,478	12.9%
Gross Margin	20.84%	20.44%		40 bps
Operating expenses (GAAP)	$563,907	$500,672	$63,235	12.6%
Impact of restructuring costs (1)	(3,552)	(6,779)	3,227	-47.6
Impact of acquisition-related costs (2)	(21,679)	(17,048)	(4,631)	27.2

Operating expenses adjusted for certain items (Non-GAAP)	$538,676	$476,845	$61,831	13.0%

Operating income (GAAP)	$19,319	$16,076	$3,243	20.2%
Impact of restructuring costs (1)	3,552	6,779	(3,227)	-47.6
Impact of acquisition related costs (2)	21,679	17,048	4,631	27.2

Operating income adjusted for certain items (Non-GAAP)	$44,550	$39,903	$4,647	11.6%

SYGMA *
Sales	$1,605,753	$1,535,550	$70,203	4.6%
Gross Profit	127,074	119,481	7,593	6.4%
Gross Margin	7.91%	7.78%		13 bps
Operating expenses	$122,597	$112,137	$10,460	9.3%
Operating income	4,477	7,344	(2,867)	-39.0%
OTHER *
Sales	$240,005	$227,089	$12,916	5.7%
Gross Profit	64,525	60,096	4,429	7.4%
Gross Margin	26.88%	26.46%		42 bps
Operating expenses	$58,580	$54,018	$4,562	8.4%
Operating income	5,945	6,078	(133)	-2.2%
CORPORATE
Gross Profit	$(10,901)	$1,584	$(12,485)	NM
Operating expenses (GAAP)	$228,371	$284,330	$(55,959)	-19.7%
Impact of restructuring costs (3)	(19,229)	(33,286)	14,057	-42.2
Impact of acquisition-related costs (4)	(3,682)	(7,224)	3,542	-49.0

Operating expenses adjusted for certain items (Non-GAAP)	$205,460	$243,820	$(38,360)	-15.7%

Operating income (GAAP)	$(239,272)	$(282,746)	$43,474	-15.4%
Impact of restructuring costs (3)	19,229	33,286	(14,057)	-42.2
Impact of acquisition-related costs (4)	3,682	7,224	(3,542)	-49.0

Operating income adjusted for certain items (Non-GAAP)	$(216,361)	$(242,236)	$25,875	-10.7%

TOTAL SYSCO
Sales	$14,349,504	$13,524,172	$825,332	6.1%
Gross Profit	2,675,628	2,534,135	141,493	5.6%
Gross Margin	18.65%	18.74%		-9 bps
Operating expenses (GAAP)	$2,189,695	$2,098,173	$91,522	4.4%
Impact of MEPP charge	(1,700)	—	(1,700)	NM
Impact of restructuring costs (1) (3)	(22,781)	(40,064)	17,283	-43.1
Impact of acquisition-related costs (2) (4)	(25,361)	(24,273)	(1,088)	4.5

Operating expenses adjusted for certain items (Non-GAAP)	$2,139,853	$2,033,836	$106,017	5.2%

Operating income (GAAP)	$485,933	$435,962	$49,971	11.5%
Impact of MEPP charge	1,700	—	1,700	NM
Impact of restructuring costs (1) (3)	22,781	40,064	(17,283)	-43.1
Impact of acquisition-related costs (2) (4)	25,361	24,273	1,088	4.5

Operating income adjusted for certain items (Non-GAAP)	$535,775	$500,299	$35,476	7.1%

*	Segment has no applicable Certain items
(1)	Includes Brakes Acquisition-related restructuring charges, facility closure charges and other severance charges related to restructuring.
(2)	Fiscal 2018 and fiscal 2017 include $20 million and $19 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of the Brakes Group.
(3)	Fiscal 2018 includes business technology transformation initiative costs, professional fees on three-year financial objectives, costs to convert to legacy systems in conjunction with our revised business technology strategy and severance charges related to restructuring. Fiscal 2017 includes $28 million in accelerated depreciation associated with our revised business technology strategy and $6 million related to costs to convert to legacy systems in conjunction with our revised business technology strategy, professional fees on three-year financial objectives and severance charges related to restructuring.
(4)	Fiscal 2018 and fiscal 2017 include $4 million and $7 million, respectively, related to integration costs from the Brakes Acquisition.

NM represent that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(In Thousands, Except for Share and Per Share Data)

	39-Week Period Ended Mar. 31, 2018	39-Week Period Ended Apr. 1, 2017	Period Change in Dollars	Period %/bps Change
U.S. FOODSERVICE OPERATIONS
Sales	$29,234,662	$27,799,728	$1,434,934	5.2%
Gross Profit	5,813,453	5,572,364	241,089	4.3%
Gross Margin	19.89%	20.04%		-16 bps
Operating expenses	$3,630,745	$3,456,602	$174,143	5.0%
Impact of MEPP charge	(1,700)	—	(1,700)	NM
Impact of restructuring costs	—	(470)	470	NM

Operating expenses adjusted for certain items (Non-GAAP)	$3,629,045	$3,456,132	$172,913	5.0%

Operating income	$2,182,708	$2,115,762	$66,946	3.2%
Impact of MEPP charge	1,700	—	1,700	NM
Impact of restructuring costs	—	470	(470)	NM

Operating income adjusted for certain items (Non-GAAP)	$2,184,408	$2,116,232	$68,176	3.2%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales	$8,571,549	$7,882,796	$688,753	8.7%
Gross Profit	1,797,976	1,691,368	106,608	6.3%
Gross Margin	20.98%	21.46%		-48 bps
Operating expenses (GAAP)	$1,649,573	$1,511,044	$138,529	9.2%
Impact of restructuring costs (1)	(13,052)	(17,049)	3,997	-23.4
Impact of acquisition-related costs (2)	(57,001)	(56,838)	(163)	0.3

Operating expenses adjusted for certain items (Non-GAAP)	$1,579,520	$1,437,157	$142,363	9.9%

Operating income (GAAP)	$148,403	$180,324	$(31,921)	-17.7%
Impact of restructuring costs (1)	13,052	17,049	(3,997)	-23.4
Impact of acquisition related costs (2)	57,001	56,838	163	0.3

Operating income adjusted for certain items (Non-GAAP)	$218,456	$254,211	$(35,755)	-14.1%

SYGMA *
Sales	$4,879,569	$4,560,424	$319,145	7.0%
Gross Profit	375,441	347,888	27,553	7.9%
Gross Margin	7.69%	7.63%		7 bps
Operating expenses	$362,766	$332,481	$30,285	9.1%
Operating income	12,675	15,407	(2,732)	-17.7%
OTHER *
Sales	$725,638	$707,146	$18,492	2.6%
Gross Profit	194,047	188,475	5,572	3.0%
Gross Margin	26.74%	26.65%		9 bps
Operating expenses	$180,866	$170,602	$10,264	6.0%
Operating income	13,181	17,873	(4,692)	-26.3%
CORPORATE
Gross Profit	$(12,235)	$(2,178)	$(10,057)	NM
Operating expenses (GAAP)	$703,425	$831,976	$(128,551)	-15.5%
Impact of restructuring costs (3)	(50,159)	(100,919)	50,760	-50.3
Impact of acquisition-related costs (4)	(13,904)	(14,514)	610	-4.2

Operating expenses adjusted for certain items (Non-GAAP)	$639,362	$716,543	$(77,181)	-10.8%

Operating income (GAAP)	$(715,660)	$(834,154)	$118,494	-14.2%
Impact of restructuring costs (3)	50,159	100,919	(50,760)	-50.3
Impact of acquisition-related costs (4)	13,904	14,514	(610)	-4.2

Operating income adjusted for certain items (Non-GAAP)	$(651,597)	$(718,721)	$67,124	-9.3%

TOTAL SYSCO
Sales	$43,411,418	$40,950,094	$2,461,324	6.0%
Gross Profit	8,168,682	7,797,917	370,765	4.8%
Gross Margin	18.82%	19.04%		-23 bps
Operating expenses (GAAP)	$6,527,375	$6,302,705	$224,670	3.6%
Impact of MEPP charge	(1,700)	—	(1,700)	NM
Impact of restructuring costs (1) (3)	(63,211)	(118,438)	55,227	-46.6
Impact of acquisition-related costs (2) (4)	(70,906)	(71,352)	446	-0.6

Operating expenses adjusted for certain items (Non-GAAP)	$6,391,558	$6,112,915	$278,643	4.6%

Operating income (GAAP)	$1,641,307	$1,495,212	$146,095	9.8%
Impact of MEPP charge	1,700	—	1,700	NM
Impact of restructuring costs (1) (3)	63,211	118,438	(55,227)	-46.6
Impact of acquisition-related costs (2) (4)	70,906	71,352	(446)	-0.6

Operating income adjusted for certain items (Non-GAAP)	$1,777,124	$1,685,002	$92,122	5.5%

*	Segment has no applicable Certain items
(1)	Includes Brakes Acquisition-related restructuring charges, facility closure charges and other severance charges related to restructuring.
(2)	Fiscal 2018 and 2017 include $51 million and $57 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of the Brakes Group.
(3)	Fiscal 2018 includes business technology transformation initiative costs, professional fees on three-year financial objectives, costs to convert to legacy systems in conjunction with our revised business technology strategy and severance charges related to restructuring. Fiscal 2017 includes $84 million in accelerated depreciation associated with our revised business technology strategy and $17 million related to professional fees on 3-year financial objectives, costs to convert to legacy systems in conjunction with our revised business technology strategy and severance charges.
(4)	Fiscal 2018 and 2017 include $14 million and $15 million, respectively, related to integration costs from the Brakes Acquisition.

NM represent that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	39-Week Period Ended Mar. 31, 2018	39-Week Period Ended Apr. 1, 2017	39-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$1,124,187	$1,082,424	$41,763
Additions to plant and equipment	(372,612)	(413,776)	41,164
Proceeds from sales of plant and equipment	16,910	19,091	(2,181)

Free Cash Flow (Non-GAAP)	$768,485	$687,739	$80,746